IPC Group
Integrated Professional Cleaning

CONSOLIDATED FINANCIAL STATEMENT AT 31.12.2016

(FINANCIAL YEAR 1.1.2016 - 31.12.2016)

IPC

INTEGRATED PROFESSIONAL CLEANING

Consolidated Financial Statements of the IPC Group

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IP Cleaning S.p.A.
Viale Treviso, 63 Fraz. Summaga - 30026 Portogruaro (VE)
Fully paid-up share capital € 11,762,428.00
Tax Code and Venice Register of Companies no. 11889280159
VAT No. 01205180191

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Consolidated Income Statement
	Notes	31/12/2016	31/12/2015

Total net sales	5	186,176	173,538

Direct production costs	6	91,855	86,574

First gross industrial margin		94,321	86,964

Indirect production costs	6	14,312	13,622

Second gross industrial margin		80,009	73,342

Variable commercial costs	6	10,863	9,516

Fixed commercial costs	6	27,319	24,451

Fixed administrative costs	6	5,725	5,811

Fixed general costs	6	14,666	14,404

Fixed R&D costs	6	595	647

Other operating costs (income)	6	(372)	(381)

Profit/(Loss) from ordinary operations		21,213	18,894

Non-recurring costs (income)	6	4,375	3,048

Operating result		16,838	15,846

Financial costs (income)	7	4,426	5,054

Profit/(Loss) before tax		12,412	10,792

Taxes	8	(3,864)	(1,759)

Profit/(Loss) for the year		8,548	9,033

Group profit/(loss)		8,055	8,655

Minority interests profit/(loss)		493	378

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Consolidated Statement of Comprehensive Income

	Notes	31/12/2016	31/12/2015

Profit/(Loss) for the year		8,548	9,033

Actuarial gains/(losses)	25	(298)	549

Gains/(losses) on currency risk hedges	20	39	(145)

Other changes	23	12	27

Exchange differences	23	(380)	29

Discounting of shareholder non-interest-bearing loan	26	660	490

Tax effect related to profit/(loss)		(200)	(104)

Comprehensive profit/(loss)		8,381	9,879

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Consolidated Balance Sheet
	Notes	31/12/2016	31/12/2015

ASSETS

Land Buildings Plant and machinery Equipment Other assets Work in progress and advances Property, plant and equipment	10	15,109 28,432 2,190 5,060 2,078 5 52,874	15,109 29,915 1,565 4,133 1,696 21 52,439

Goodwill	11	72,781	66,945

Development costs Trademarks Patents, industrial property rights and licences Intangible assets	12	5,690 5,555 724 11,969	5,481 6,368 445 12,294

Deferred tax assets	13	3,209	3,402

Other non-current assets	14	336	322

Total non-current assets		141,169	135,402

Cash and cash equivalents	15	8,610	5,102

Trade receivables	16	41,535	34,910

Other receivables	17	666	828

Current tax receivables	18	2,423	3,101

Inventories	19	37,668	33,738

Current financial assets	20	0	—

Other current assets	21	861	775

Total current assets		91,763	78,454

Total non-current assets held for sale	22	3,967	4,084

Total assets		236,899	217,940

LIABILITIES & EQUITY

Group shareholders' equity and reserves	23	72,290	63,700

Group profit/(loss)	23	8,055	8,655

Total Group shareholders’ equity		80,345	72,355

Minority interests and third-party reserves	23	3,416	2,305

Minority interests profit/(loss)	23	493	378

Total minority interests		3,909	2,683

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Total consolidated shareholders' equity	23	84,254	75,038

Non-current portion of loans	24	65,289	69,552

Employees post-retirement benefits	25	4,864	4,918

Deferred tax liabilities	13	15,298	15,709

Other non-current liabilities	26	5,881	2,315

Provisions for risks and other non-current funds	27	2,252	2,294

Total non-current liabilities		93,584	94,788

Trade and other payables	28	38,908	33,491

Current bank payables	24	10,182	6,938

Current portion of loans	24	4,814	4,000

Current tax payables	29	3,507	3,368

Current financial liabilities	20	218	223

Other current liabilities	30	1,432	94

Total current liabilities		59,061	48,114

Total liabilities & Equity		236,899	217,940

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Consolidated Cash Flow Statement

	31/12/2016	31/12/2015
Profit before tax	12,412	10,792
Amortisation/depreciation of fixed assets	8,243	8,114
Costs (income) on exchange rates	(380)	395
Financial costs (income)	4,806	4,662
Changes in Receivable and Other	(3,501)	(2,060)
Changes in Inventories	(2,056)	51
Changes in Supplier	2,904	2,327
Changes in Provisions	(480)	(392)
Financial costs paid	(3,689)	(5,103)
Income tax paid	(4,725)	(4,610)
Cash flow generated from operating activities	13,534	14,176

Investment activity
Vaclensa acquisition	(6,633)	—
Increase in fixed assets	(6,518)	(6,906)
Interest Income	(52)	(31)
Cash flow generated from investment activities	(13,203)	(6,937)

Financing activities
Acquisition (repayment) of medium/long-term loans	(4,000)	(4,000)
Acquisition (repayment) of medium/long-term leasing	(131)	—
Dividends paid	—	(13)
Changes in short term bank debt	3,244	(3,606)
Shareholder non-interest-bearing loan	4,064	—
Cash flow from financing activities	3,177	(7,619)
Cash flow generated (used)	3,508	(380)

Opening cash and cash equivalents	5,102	5,482
Closing cash and cash equivalents	8,610	5,102

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Statement of changes in consolidated Group shareholders’ equity:

STATEMENT OF CHANGES IN GROUP SHAREHOLDERS' EQUITY AT 31-12-2015

	Share Capital	Share premium reserve	Legal reserve	Reserve Discounting Shareholders Loan	Cash Flow Hedge reserve	Reserve for actuarial gain and losses	Group translation reserve	Profit(Losses) carried forward	Other reserves	Profit(Losses) for the period	Closing Shareholders Equity
Opening Shareholders Equity	11,762	40,251	456	-	(9)	(940)	(1,414)	(2,147)	8,337	5.984	62,280

Prior year's profit								5,984		(5,984)	-

Changes in Shareholders' Equity				490	(91)	399					798

Movement in translation reserve							41				41

Reclassification							652		(71)		581

2015 Profit										8,655	8,655

Closing Shareholders Equity	11,762	40,251	456	490	(100)	(541)	(721)	3,837	8,266	8,655	72,355

STATEMENT OF CHANGES IN GROUP SHAREHOLDERS' EQUITY AT 31-12-2016

	Share Capital	Share premium reserve	Legal reserve	Reserve Discounting Shareholders Loan	Cash Flow Hedge reserve	Reserve for actuarial gain and losses	Group translation reserve	Profit(Losses) carried forward	Other reserves	Profit(Losses) for the period	Closing Shareholders Equity
Opening Shareholders Equity	11,762	40,251	456	490	(100)	(541)	(721)	3,837	8,266	8,655	72,355

Prior year's profit								8,655		(8,655)	-

Changes in Shareholders' Equity				402	38	(223)	(380)				(164)

Movement in translation reserve							99				99

2016 Profit										8,055	8,055

Closing Shareholders Equity	11,762	40,251	456	892	(62)	(764)	(1,002)	12,492	8,266	8,055	80,345

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Statement of changes in consolidated minority interests:

STATEMENT OF CHANGES IN MINORITY INTERESTS AT 31-12-2015

	Share Capital	Reserve for actuarial gain and losses	Minority interest translation reserve	Profit(Losses) carried forward	Other reserves	Profit(Losses) for the period	Closing equity
Opening Equity	7,591	(72)	1,058	2,042	(8,099)	372	2,892

Prior year's profit				372		(372)	—

Dividends				(13)			(13)

Movements in Equity		18					18

Reclassification			(1.032)		451		(581)

Movement in translation reserve			(12)				(12)

2015 Profit						378	378

Closing Equity	7,591	(53)	14	2,401	(7,648)	378	2,683

STATEMENT OF CHANGES IN MINORITY INTERESTS AT 31-12-2016

	Share Capital	Reserve for actuarial gain and losses	Minority interest translation reserve	Profit(Losses) carried forward	Other reserves	Profit(Losses) for the period	Closing equity
Opening Equity	7,591	(53)	14	2,401	(7,648)	378	2,683

Prior year's profit				378		(378)	—

Movements in Equity		(3)					(3)

Variation on Consolidation Area					735		735

Movement in translation reserve			2				2

2016 Profit						493	493

Closing Equity	7,591	(57)	16	2,779	(6,913)	493	3,909

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1.	GENERAL INFORMATION

The financial statements under review reflect the economic and financial results of the IPC - Integrated Professional Cleaning - Group consisting of leading companies in the field of design, production and sale of products for professional cleaning, set up in 2005 following the merger of several companies in the professional cleaning sector, each specialised in a different market segment.
IPC Group is a system of companies, divisions, products and services able to provide global solutions to the requirements of the professional cleaning sector and employs a workforce of around a thousand employees.

As from the 2007 financial year, the consolidated financial statements of the IPC Group were drawn up in accordance with the International Financial Reporting Standards (IFRS) established by the International Accounting Standards Board and approved by the European Union. The decision to prepare the consolidated financial statements in accordance with IAS/IFRS was taken on a voluntary basis by making use of the right granted by Article 3, paragraph 2 of Italian Legislative Decree no. 38 of 28 February 2005, since the current European regulations do not require the parent company IP Cleaning S.p.A. or its subsidiaries to do so, in that they are unlisted companies.
These consolidated financial statements are expressed in thousands of Euro and prepared in accordance with the cost method, except for some financial instruments that are measured at fair value.
The accounting standards were applied consistently in all the Companies of the Group and to all the periods presented; therefore, the figures are comparable from one period to another.
Foreign activities are included in the consolidated financial statements according to the standards described in the following notes.
The consolidated financial statements were audited pursuant to Article 13 of Italian Legislative Decree no. 39 of 27 January 2010 and the independent auditors’ report is enclosed with the financial statements.

2.	CONSOLIDATION AREA

The consolidated financial statements of IPC Group include the financial statements as at 31 December 2016 of the Parent Company IP Cleaning S.p.A. and of the companies directly or indirectly controlled by it at the end of the reporting period as defined by IFRS 10 - "Consolidated Financial Statements". Such control exists when the Group has the power, directly or indirectly, to determine the financial and operating policies of a company, for the purpose of obtaining benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which they were taken over until the date that such

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control ceases.
All the companies belonging to the Group were consolidated on a line-by-line basis, thus including all assets and liabilities and all costs and revenues, regardless of the share held. The carrying amount of consolidated equity investments is therefore eliminated against the shareholders’ equity.
The complete list of companies included in the consolidation area is shown below:

Name	Registered Office	Share Capital Euro	% held
IPC Tools SpA	Villa del Conte (PD), Italy	112,442	91.8%
IP Gansow GMBH	Unna, Germany	2,700,000	100.0%
Interclean Assistance ICA S.A.	Epone, France	457,000	93.3%
IP Cleaning España S.L.	Vilassar De Dalt, Spain	127,400	75.0%
IPC Eagle Inc.	Eagan, MN, USA	829	100.0%
Foma Norge AS	Langhus, Norway	3,264,000	99.9%
IP Cleaning Sverige AB	Bengtsfors, Sweden	1,024,000	99.9%
IP Cleaning India Pvt. Ltd.	New Delhi, India	188,000	100.0%
IP Cleaning Industria e Comercio Ltda	Pinhais, Brazil	30,000	100.0%
Soteco Benelux B.V.B.A.	Wommelgem, Belgium	20,000	95.0%
IPC Euromop Iberica S.L.	Barcelona, Spain	60,000	46.8%
CT Corporation Ltd.	Fo Shan, PRC	413,000	73.5%
Eagle International LLC	New Castle County, Delaware - USA	0	70.0%
Vaclensa Ltd	Manchester, UK	95,000	80.0%

3.	ADOPTION OF NEW ACCOUNTING STANDARDS

ACCOUTING STANDARDS AND AMENDMENTS TO STANDARDS ADOPTED BY THE COMPANY

The accounting standards, amendments and interpretations issued by IASB and endorsed by the European Union, which have been adopted since 1 January 2016, are reported hereunder.

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Improvements to IFRS (2010-2012 Cycle)
This document introduces amendments to IFRS 2 - Share-based Payment (new definitions of maturity terms and market conditions and additional definitions of performance targets and service conditions), IFRS 3 - Business Combinations (clarification on some aspects connected with the classification and evaluation of a contingent consideration, with consequent amendments to IAS 39 and IAS 37), IFRS 8 - Operating Segments (new mandatory information on the combination of segments is introduced, as well as clarification on the reconciliation of the total of the segment assets), IFRS 13 - Fair Value Measurement (clarification on short-term receivables and payables with no stated interest rate), IAS 16 - Property, Plant and Machinery and IAS 38 - Intangible assets (clarification that, in the event the revaluation model be adopted, adjustments on the accumulated depreciation/amortisation are not always proportional to the gross book value adjustment) and IAS 24 - Related Party Disclosures (clarification on management entities and related information required).

Defined Benefit Plans: Employee Contributions (amendments to IAS 19)
This amendment to IAS 19 aims at permitting to facilitate the recognition of defined benefit plans when employee contributions or contributions of third parties meet determined requirements.

Recognition of acquisition of interests in joint operations (amendments to IFRS 11)
This amendment to IFRS 11 clarifies the recognition method for the acquisition of equity interests in assets under joint control and representing a business.

Agriculture: bearer plants (amendments to IAS 16 and IAS 41)
This amendment introduces the possibility of recognising bearer plants pursuant to IAS 16, rather than IAS 41.

Clarifications on acceptable methods of depreciation and amortisation (amendments to IAS 16 and IAS 38)
This document clarifies that the methods of depreciation and amortisation based on the generation of economic benefits from the asset are not appropriate as the latter reflect other factors than the expected pattern of consumption embodied in the asset.
IASB clarified that these methods of depreciation and amortisation are inappropriate also for intangible assets, unless it can be otherwise demonstrated.

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Improvements to IFRS (2012-2014 cycle)
In September 2014, IASB introduced some amendments, mainly with reference to IFRS 5 - Non-current assets held for sale and discontinued operations, with respect to the change in the method of disposal, as well to IFRS 7 - Financial Instruments: Disclosure, with respect to service contracts and IAS 19 - Employee Benefits, with respect to the definition of discounting rates.

Disclosure initiative (amendments to IAS 1)
The amendments make clear that materiality applies to the whole of financial statements and that the inclusion of immaterial information can inhibit the usefulness of financial disclosures. Companies should use professional judgement in making the above assessments.

Equity method in separate financial statements (amendments to IAS 27 in 2011)
This document introduces the ability to use the equity method also for the separate financial statements.
These standards had no significant impact on the Company’s financial statements.
It is also noted that the Company has not provided for an early adoption of any standard, interpretation or improvement that has been issued but is not yet effective.

ACCOUNTING POLICIES, AMENDMENTS AND INTERPRETATIONS, WHICH ARE NOT YET APPLICABLE AND HAVE NOT BEEN ADOPTED IN ADVANCE BY THE GROUP

IFRS 15 Revenue from Contracts with Customers
The IFRS 15 standard introduced one single general model to determine whether, when and to what extent revenue should be measured. This standard supersedes the measurement criteria of revenue set forth in IAS 18 - Revenue, IAS 11 - Construction Contracts and IFRIC 13 - Customer Loyalty Programmes.
IFRS 15 is applicable to accounting periods starting on or after 1 January 2018. Early application is permitted.

IFRS 9 - Financial Instruments
The International Accounting Standards Board issued the final version of IFRS 9 - Financial Instruments in July 2014.
IFRS 9 is applicable to accounting periods starting on or after 1 January 2018. Early application is permitted. The Company intends to apply IFRS 9 on 1 January 2018.

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Moreover, at the reporting date of these Financial Statements, competent EU bodies had not yet finalised the endorsement process required to adopt the following standards and amendments

Document Title	Issue Date by IASB	Effective Date of IASB Document
Standards
IFRS 14 Regulatory Deferral Accounts	January 2014	(Note 1)
IFRS 16 Leases	January 2016	1 January 2019
Interpretations
IFRIC Interpretation 22 - Foreign Currency Transactions and Advance Consideration	December 2016	1 January 2018
Amendments
Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	September 2014	Postponed until completion of the IASB project on the equity method
Amendments to IAS 12: Recognition of Deferred Tax Assets for Unrealised Losses	January 2016	1 January 2017
Amendments to IAS 7: Disclosure Initiative	January 2016	1 January 2017
Clarifications to IFRS 15 Revenue from Contracts with Customers	April 2016	1 January 2018
Amendments to IFRS 2: Classification and Measurement of Share-based Payment Transactions	June 2016	1 January 2018
Amendments to IFRS 4: Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts	September 2016	1 January 2018
Annual Improvements to IFRS Standards (2014-2016 Cycle)	December 2016	1 January 2017 1 January 2018
Transfers of Investment Property (Amendments to IAS 40)	December 2016	1 January 2018

(Note 1)
IFRS 14 entered into force on 1 January 2016. The European Commission, however, resolved to suspend the endorsement process until the adoption of a new accounting standard on “rate-regulated activities”.

4.	SUMMARY OF THE MOST SIGNIFICANT ACCOUNTING STANDARDS

General principles
The accounting standards applied in preparing the consolidated financial statements are summarised below. They were applied consistently with the previous financial year and with a view to the company as a going concern.

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Consolidation criteria
The consolidated financial statements include the financial statements of IP Cleaning S.p.A. and of the companies controlled by it prepared as at 31 December of each year. Control is the power to govern the financial and operating policies of an entity, so as to obtain benefits from its activities.
The results of subsidiaries acquired or divested during the period are included in the consolidated income statement from the effective date of acquisition to the effective date of disposal.
Where necessary, adjustments are made to the financial statements of consolidated companies to align their accounting policies with those adopted by the parent company.
All transactions between Group companies, including any unrealised gains and losses, and their balances are eliminated in the consolidation.
The minority interest in the net assets of consolidated subsidiaries is shown separately with respect to shareholders’ equity attributable to the Group. The minority interest is determined on the basis of the minority’s proportion of the fair value of assets and liabilities at the date of acquisition and of any changes in shareholders’ equity after this date. Subsequently, losses attributable to the minority interest in excess of the related share of shareholders’ equity are prudentially attributed to the Group shareholders’ equity, unless there is a reasonable certainty that the minority has a binding obligation and is able to invest further in the company to cover the losses.

Business combinations
A) Before 1 January 2010
The acquisition of subsidiaries is accounted for in accordance with the acquisition method (Purchase Account). The cost of the acquisition is calculated as the sum of current values, at the date of transfer, of assets sold and liabilities incurred or assumed and of the financial instruments issued by the Group in exchange for control of the acquired company, plus the costs directly attributable to the combination.
The identifiable assets, liabilities and contingent liabilities of the acquired company that comply with the conditions for recognition under IFRS 3 are accounted for at their current values on the date of acquisition, except for non-current assets (or disposal groups) that are classified as held for sale in compliance with IFRS 5, which are recognised and measured at current values less costs to sell.
The goodwill deriving from the acquisition is recognised as an asset and measured initially at cost, represented by the excess of acquisition cost over the current value of the Group's share of recognised and identifiable assets, liabilities and contingent liabilities. If, after the recalculation of these values, the Group's share in the current values of the identifiable assets, liabilities and contingent liabilities exceeds the acquisition cost, the surplus is recognised immediately in profit or loss.
Minority shareholders’ interest in the acquired company is initially recorded based on the portion of the current values of the assets, liabilities and contingent liabilities.

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B) After 1 January 2010
As from 1 January 2010, business combinations are recorded by using the acquisition method. The cost of an acquisition is measured as the sum of the consideration transferred at fair value at the date of acquisition and of the amount of any minority interest. For each business combination, the purchaser must consider any minority interest at fair value or in proportion to the share of the minority interest in the identifiable net assets of the acquired company.
Acquisition costs are paid and classified among administrative expenses.
When the Group acquires a business, it must classify or designate the acquired financial assets or the liabilities assumed: this includes the verification to establish whether an embedded derivative must be separated from the host contract.
If the business combination is carried out in several stages, the purchaser must recalculate the fair value of the previously held equity investment measured at equity and recognise any resulting profit or loss in the income statement.
Each contingent consideration must be recognised by the purchaser at fair value at the date of acquisition. The fair value change in the contingent consideration classified as asset or liability will be recognised in accordance with IAS 39, in the income statement or in the statement of the other comprehensive income. If the contingent consideration is classified in shareholders' equity, its value must not be recalculated until its discharge is accounted for against shareholders' equity.
The goodwill is initially measured at cost that arises as surplus between the sum of the paid consideration and the amount recognised for the minority shares compared to identifiable net assets acquired and liabilities assumed by the Group. If the consideration is lower than the fair value of the net assets of the acquired subsidiary, the difference is recognised in profit or loss.
After initial recognition, goodwill is measured at cost, net of accumulated impairment losses. For impairment loss verification, the goodwill acquired in a business combination must be allocated, from the date of acquisition, to each cash-flow generating unit of the Group that is expected to benefit from the combination, regardless of whether other assets or liabilities of the acquired entity are assigned to such units.
If the goodwill was allocated to the cash-generating unit and the entity divests part of the assets of such unit, the goodwill associated to the divested asset must be included in the carrying amount of the asset when the profit or loss deriving from the divestment is determined. The goodwill associated with the divested asset must be determined on the basis of the values related to the divested asset and to the retained part of the cash-generating unit.

Foreign currency transactions
The separate financial statements of each company belonging to the Group are prepared in the currency of the primary economic environment in which the company operates (“functional currency”). For the purposes of the consolidated financial statements, the financial statements of each foreign entity are expressed in Euro, which is the Group's functional currency and the currency in which the consolidated financial statements are presented. When preparing the financial statements of individual entities, transactions in currencies other than the Euro are initially recognised at the exchange rates on the date they are carried out. At the end of the reporting period, monetary assets and liabilities in the above-mentioned currencies are converted at the exchange rates on that

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date. Non-monetary assets expressed at fair value in foreign currency are converted at the exchange rates at the date on which the fair values were calculated. The exchange differences arising from the settlement of the monetary items and from their restatement at the current exchange rates at the end of the financial year are recognised in profit or loss of the financial year, except for the exchange differences on non-monetary assets expressed in fair value in which the fair value changes are recognised directly in equity, as well as the exchange rate component.
There are no subsidiaries operating in countries with hyperinflationary economies.

Goodwill
Goodwill arising from the acquisition of a subsidiary or jointly controlled entity represents the excess of the acquisition cost over the percentage Group's share of the fair value of identifiable assets, liabilities and contingent liabilities of the subsidiary or jointly controlled entity on the date of acquisition. Goodwill is recorded at cost and is recognised as an asset. The value attributed to it is reviewed annually to ensure that it has not suffered losses. Goodwill is allocated to the cash-generating units that represent the minimum level of independent cash generation. Goodwill is not subject to amortisation but tested for impairment annually.
Impairment losses are recognised immediately in profit or loss and are not reversed subsequently.
In case of transfer of a subsidiary or a jointly-controlled entity, the amount of goodwill attributable to it is included in the calculation of the gain or loss on disposal.
The goodwill arising from the acquisition of a foreign company is recognised in the original currency and converted at the year-end exchange rate.

Buildings, plants and machinery, equipment, furniture and fixtures.
Land, buildings, plants, machinery and equipment are measured at historical cost, net of accumulated depreciation and any write-down for impairment.
Depreciation is recognised in profit or loss on a straight-line basis for the estimated useful life of fixed assets based on the residual useful life. The estimated percentage rates representing the useful lives are as follows:

Buildings                         3.0% - 10.0%
Plants and equipment               10.0% - 20.0%
Fixtures and fittings, tools and other equipment     12.5% - 25.0%
Furniture and fixtures              12.5% - 25.0%

The estimated useful life is reviewed every year and changes in rates, where necessary, are applied prospectively.
Land is not subject to depreciation.
Assets held under financial lease are accounted for as shown in the paragraph “Leases” and depreciated on the basis of their estimated useful life as owned assets.
Fixed assets held for sale, and therefore with a carrying amount that will be recovered through a sale transaction expected within 12 months and considered to be highly probable, were shown in the financial statements separately from other assets, as required by IFRS 5, in a special section called “Non-current assets held for sale”.

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Gains and losses from sale or disposal of assets are calculated as the difference between the sales revenue and the net carrying amount of the asset and are recognised in profit or loss of the financial year.

Internally-generated intangible assets - research and development costs
Research and development costs are recognised in profit or loss as incurred.
Internally generated intangible assets arising from development of the new products or accessories or new production processes of the Group are recognised as assets only if all the following conditions are met:

•	the asset is identifiable;
•the created asset is likely to generate future economic benefits;
•the development costs of the asset can be reliably measured.
These intangible assets are amortised on a straight-line basis over their useful lives. Amortisation of the asset starts when development is completed and the asset is available for use.
When assets generated internally cannot be recognised as assets in the financial statements, development costs are recognised in profit or loss in the financial year in which they are incurred.

Trademarks and patents
Trademarks and patents are initially recognised at purchase cost, and are amortised on a straight-line basis over their useful life.

Impairment on property, plant and equipment and intangible assets
At the end of each reporting period, the Group reviews the carrying amount of its property, plant and equipment and intangible assets for indications that these assets have suffered impairment. If such indications are present, the recoverable amount of these assets is estimated to determine the amount of the write-down. If it is not possible to estimate the recoverable amount of an asset individually, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.
The recoverable amount is the higher of the fair value less costs of disposal and its value in use. In measuring value in use, the estimated future cash flows are discounted at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset.
If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the latter is decreased to its recoverable amount. The impairment loss is recognised immediately in profit or loss.
If the reasons for an impairment cease to exist, the carrying amount of the asset (or of the cash-generating unit), with the exception of goodwill, is increased to the new value resulting from the estimate of its recoverable amount, but not more than the net carrying amount that the asset would have had if it had not been impaired. The reversal is recognised immediately in profit or loss.

Financial assets
IAS 39 recognises the following types of financial instruments:
- financial assets measured at fair value with changes recognised in profit or loss,
- held-to-maturity assets,
- loans, receivables and held-to-maturity investments

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- available-for-sale assets.
Initially, all financial assets are measured at cost, i.e. at fair value of the consideration exchanged (plus, in the case of assets other than those measured at fair value, additional charges). The Group determines the classification of its financial assets after initial recognition and, where appropriate and allowed, reviews this classification at the end of each financial year. Financial assets are accounted for as of the date they are traded, taking account of the moment in which the Group becomes party to the contractual clauses of the instrument.

Inventories
Inventories are measured at the lower of cost and net realisable value. The cost comprises the cost of direct materials and, where appropriate, direct labour, general production overheads and other costs incurred in bringing the inventories to their present location and conditions. Cost is calculated on a weighted average cost basis. The net realisable value represents the estimated selling price less the costs of completion and the estimated costs necessary to make the sale.

Trade receivables
Trade receivables are recognised at nominal value written down in profit or loss to account for expected impairment losses.

Cash, cash equivalents and financial assets available for sale
This item includes cash, bank current accounts, demand deposits and other highly liquid short-term financial investments that are easily converted into cash.
Available-for-sale financial assets are measured at fair value. Gains and losses deriving from changes in fair value are recognised directly in equity until their disposal. At that time, total gains or losses previously recognised in equity are recognised in profit or loss for the period. Unlisted equity investments, whose fair value cannot be reliably measured, are measured at cost less any impairment losses.

Financial liabilities
Financial liabilities and equity instruments issued by the Group are classified in accordance with the substance of the contractual arrangements that generated them and with their definitions of financial liability and equity instrument. They are defined as contracts that give the right to benefit from residual interests in the assets of the Group after deducting its liabilities. The accounting policies adopted for specific financial liabilities and equity instruments are described below.

Bank loans
Interest-bearing bank loans and bank overdrafts are recognised based on the amounts collected, net of the transaction costs and subsequently measured at amortised cost, using the effective interest rate method.

Trade payables
Trade payables are recognised at nominal value.

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Derivatives and hedge accounting
The Group operations are exposed in some cases to financial risks related to changes in exchange rates and interest rates. The Group does not hold derivatives for speculative purposes. However, if the derivatives do not meet all the conditions provided for the accounting treatment of hedging derivatives (hedge accounting) required by IAS 39, the changes in fair value of these instruments are recognised in profit or loss as financial costs or income.
Derivatives are accounted for using hedge accounting when:
- at the beginning of the hedge, there is formal designation and documentation of the hedging arrangement;
- it can be assumed that the hedge is highly effective;
- the effectiveness can be reliably measured; and the hedging itself is highly effective during different accounting periods for which it is designated.
Changes in fair value of derivatives that are designated and are effective for hedging future cash flows, related to contract commitments of the company or to expected and highly probable transactions, are recognised directly in equity, while the ineffective portion is recognised immediately in profit or loss (cash flow hedges).
The hedge accounting method is abandoned when the hedging instrument expires, is sold, ends or is exercised, or it no longer qualifies as hedging. Any cumulative gains or losses of the hedging instrument directly recognised in equity are kept in it until the expected transaction actually occurs. If the hedged transaction is not expected to occur, the cumulative gains or losses recognised directly in equity are transferred to the income statement for the period.
The fair value of interest rate swaps used for hedging the interest rate risk represents the amount that the Group expects to pay or collect to close the contract at the end of the reporting period, taking account of current interest rates and of the creditworthiness of the counterparty.
The fair value of forward contracts used for hedging the exchange rate risk is their market value at the end of the reporting period, which corresponds to the discounted value of the market value of the forward.
The use of these instruments is regulated by the policies approved by the Board of Directors of the Parent Company, which established written procedures on the use of derivatives in line with the Group’s risk management strategies.

Put options
Based on the provisions of IFRS 3 and as recommended by best practices (OPI 4), the options granted to some minority partners were measured on the basis of the last forecasts available at the end of the current financial year. The corresponding value was recognised in the financial statements as other payables as an offsetting item to the portion of the corresponding shareholders’ equity and, where necessary, updated with offsetting entry to profit or loss as provided by IAS 32 par § 23.

Cancellation of financial assets and liabilities
Financial assets
A financial asset is written off from the financial statements when:
• the rights to receive financial flows from the asset terminated;

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•the Group retains the right to receive financial flows from the asset, but has undertaken the contractual obligation to pay them in full and without delay to a third party;
•the Group transferred the right to receive financial flows from the asset and:
(a) transferred substantially all the risks and benefits of the ownership of the financial asset or
(b) did not transfer or retain substantially all the risks and benefits of the asset, but transferred their control:
If the Group has transferred the rights to receive financial flows of an asset and has not transferred or retained substantially all the risks and benefits or has not lost control over it, the asset is recognised in the financial statements of the Group to the extent of its residual involvement in the asset itself. The residual involvement that takes the form of a guarantee on the transferred asset is measured at the initial carrying amount of the asset or the maximum value of the consideration that the Group could be obliged to pay, whichever lower.
Financial liabilities
A financial liability is written off from the financial statements when the obligation underlying the liability is settled, cancelled or fulfilled.

Leases
Lease contracts are classified as financial leases whenever the terms of the contract substantially transfer all the risks and rewards incidental to ownership to the lessee. All other leases are considered as operating leases. Lease payments under an operating lease are recognised as an expense on a straight-line basis over the lease term.
The Group as lessee
The assets subject to financial leases are recognised as assets of the Group at their fair value at the date on which the contract is entered into less accumulated amortisation/depreciation. The corresponding liability owed to the lessor is recorded in the balance sheet as financial lease liability. Financial costs are recognised directly in profit or loss of the financial year.

Borrowing costs
Borrowing costs directly attributable to the acquisition, construction or production of assets that necessarily require a significant period of time before they are ready for use or sale are included in the cost of these assets until they are ready for use or sale.
All other borrowing costs that are not attributable to the above-mentioned cases are recognised in profit or loss when incurred.

Employee post-retirement benefits
Employee benefits for defined benefit plans, paid once they stop working for the Group, including employee severance indemnities for Italian companies, are calculated by measuring with actuarial techniques the amount of the future benefit that the employees accrued in the financial year and in previous financial years. The benefit calculated in this way is discounted and shown net of the fair value of any related assets. The calculation is made annually by an independent actuary.

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Actuarial gains and losses (income and costs due when the actuarial assumptions change as well as the difference between the forecasts and the events actually occurred) are recorded in full in the period in which they arise and are recognised directly in equity.
The employee severance indemnity of the Italian companies was considered a defined benefit plan until 31 December 2006. The regulations of this fund were amended by Italian Law no. 296 of 27 December 2006 (“2007 Finance Act”) and subsequent decrees and regulations issued during the first months of 2007. It should be noted that, in the light of these amendments and based on a generally agreed interpretation:
- the employee severance indemnity accrued up to 31 December 2006 (and not yet paid at the end of the reporting period) continues to be considered as “defined benefit plan”; hence, it is necessary to make actuarial calculations that will still have to exclude the component relating to future salary increases;
- the employee severance indemnity accrued after 31 December 2006 that, following the reform, the companies are obliged to pay each month to the supplementary pension funds or to the pension fund treasury, is considered as “defined contribution plan” and is accounted for recognising in profit or loss on an accrual basis the contributions to be paid to the funds for the work done by the employees, without having to make any actuarial calculation.

Recognition of revenues
Sales of goods are recognised when the company has transferred to the purchaser all significant risks and benefits related to the ownership of the goods.
Interest income is recognised on an accrual basis, according to the amount financed and effective interest rate applicable.
Dividends are recognised when the right of shareholders to receive payment is established.

Provisions
Provisions are recorded in the financial statements when the Group has a present obligation resulting from a past event and it is likely that it will be required to fulfil the obligation. Provisions are allocated based on the best estimate of the costs required to fulfil the obligation at the end of the reporting period.

Non-recurring costs/income
This item includes the costs and income arising from transactions outside the ordinary business operations.

Financial costs
Financial costs are recognised in profit or loss on an accrual basis.

Taxes
Taxes for the year represent the sum of current and deferred taxes.
Current taxes are based on the taxable income of the financial year. Taxable income differs from the profit or loss indicated in the income statement, because it excludes positive and negative components that will be taxable or deductible in other financial periods and also excludes items that will never be taxable or deductible. Current tax liabilities are calculated using the rates in force at the end of the reporting period.

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Deferred tax assets and liabilities are expected to be paid or recovered on temporary differences between the carrying amount of balance sheet assets and liabilities and the corresponding tax value used in the calculation of the taxable income, accounted for in accordance with the balance-sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences, whereas the deferred tax assets are recognised to the extent that it is considered likely that there will be tax results taxable in the future allowing the use of deductible temporary differences. These assets and liabilities are not recognised if the temporary differences arise from goodwill or from the initial recognition (not in transactions of business combinations) of other assets or liabilities in transactions that do not have influence on the accounting result or on the taxable profit.
The carrying amount of the deferred tax assets is reviewed at every balance sheet date and decreased to the extent that it is no longer probable that there will be sufficient future taxable income to allow all or a portion of these assets to be recovered.
Deferred taxes are calculated based on the tax rate that is expected to be effective when the asset is realised or the liability is settled. Deferred taxes are recognised directly in profit or loss, with the exception of those relating to items recognised directly in equity, in which case the related deferred taxes are also charged to equity.
Deferred tax assets and liabilities are offset when there is a legal right to offset the current tax assets and liabilities and when they refer to taxes due to the same tax authority and the Group intends to liquidate the current tax assets and liabilities on a net basis.

Risk and uncertainty factors
The preparation of financial statements in accordance with IFRS (International Financial Reporting Standards) requires assessment, estimates and assumptions that affect assets, liabilities, costs and revenues. The state of uncertainty and poor visibility that continues also in the current period resulted in the need to make difficult assumptions concerning future trends. The difficulty in making these forecasts makes it possible in the future to materialise results other than the estimates made.

5.	NET SALES
During the financial year, the Group achieved a consolidated turnover of 186,176 euro, up 7.3% compared to 173,538 in 2015. The organic growth (net of the contribution of Vaclensa Ltd) reported an increase in the sales, equal to 7.8 million euro (4.5% on 2015 figures).

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
EMEA	147,150	137,194	9,956
AMERICAS	21,760	20,792	968
FAR EAST	17,266	15,552	1,714
TOTAL	186,176	173,538	12,638

In particular, sales in EMEA reported a higher increase than seven percentage points (7.3%). Even excluding the effects of the acquisition in the United Kingdom, sales in the area increased remarkably, while marking an increase of around 4 percentage points, with improvements widespread in all the main Countries in the area and excellent progresses in Spain (+18%) and recoveries in the former USSR area (+10%).

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In the Americas sales increased by around 5% thanks to the excellent performances of the Group branches in both North America (UAS +11.5%) and South America (Brazil: +6.6%, net of the exchange rate penalisation: +11%).
Asia and Far East reported important increases; in particular, the two main markets of the Group reported a double-digit increase (India: +19%, China +21%, Japan +36.5%), while allowing the Area to report a general improvement higher than ten percentage points (10.9%).
Finally, the international vocation of the Group is confirmed: it achieves almost 90% of turnover outside Italy, both directly with its branches and by means of third-party distribution structures that cover more than 100 countries.

6.	OTHER OPERATING COSTS AND REVENUES

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Direct production costs	91,855	86,574	5,281

This category includes production costs directly attributable to the product: the value of direct labour and outsourced work amounts to 16,542 euro (2015: 15,450 euro), whereas the cost of purchased materials and components amounts to 76,772 euro (2015: 71,247 euro). These values were appropriately adjusted by the differential between the value of opening and closing inventories of -1,460 euro (2015: -123 euro).
Continuous attention to efficient management of production elements has contributed to maintaining the ratio of these cost components to sales at essentially the same level as the previous year, ensuring a product margin greater than 50%.

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Indirect production costs	14,312	13,622	690

The item includes all the costs allocated to the production departments, such as motive power, maintenance, tooling, implements. Note that within this category the labour cost amounts to 7,262 euro (2015: 6,684 euro).
Amortisation amounts to 2,651 euro, in line compared to the previous financial year (2015: 2,663 euro) reflecting in the balance the investment pattern.

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Other costs generally slightly increased by 124 euro, compared to the previous year.

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Variable commercial costs	10,863	9,516	1,347

This category includes commercial costs directly related to sales and therefore commissions of 3,497 euro (2015: 3,430 euro), guarantee services of 683 euro (2015: 616 euro), sales transport costs of 5,740 euro (2015: 4,628 euro).
The remaining costs, amounting to 943 euro (2015: 842 euro) are attributable to costs borne by the Norwegian branch as the variable part of the remuneration to the sales personnel and to variable costs borne by the German branch in relation to the business line dedicated to the lease of cleaning machinery.

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Fixed commercial costs	27,319	24,451	2,868

Fixed commercial costs include costs for internal and external personnel of 18,851 euro, up compared to the previous financial year (2015: 16,524 euro), thanks to new hiring in the sales / post-sale / marketing sectors of the main Group Business Units.
With regard to other commercial costs, we note: marketing, advertising and exhibition costs that amount to 1,788 euro in 2016 compared to 1,858 euro in 2015; travel expenses and allowances amounting to Euro 2,550 euro in the financial year under review compared to 2,089 euro in 2015.
Note amortisation of 23 euro (2015: 16 euro) related to commercial equipment.

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Fixed administrative costs	5,725	5,811	(86)

The most significant cost item in this category is personnel costs, amounting to 4,020 euro (2015: 3,913 euro). Amongst other items, the following is worth noting: consultancy fees, amounting to 735 euro (2015: 707 euro); legal and notarial costs amounting to 116 euro (2015: 297 euro); bank charges amounting to 226 euro (2015: 245 euro); finally, the cost of review, which decreased compared to the previous financial year by 21 euro (2016: 114 euro, 2015: 135 euro), thanks to the simplification of the corporate structure for the Italian business units that had already been implemented last year.

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	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Fixed general costs	14,666	14,404	262

The category of Fixed general costs include personnel costs and remuneration to the members of the Boards of Directors, equal to 4,475 euro (2015: 4,493 euro) and depreciation/amortisation, which for property, plant and equipment amounted to 2,002 euro (2015: 1,695 euro) and for intangible assets to euro 3,566 (2015: 3,740 euro).

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Fixed R&D costs	595	647	(52)

Research and development costs recognised during the year amount to 3,052 euro (2015: 3,455 euro). Most of the development costs were capitalised (2016: 2,457 euro; 2015: 2,808 euro), as they satisfied IAS 38 requirements. The remaining costs were expensed during the financial year, since they were in line with the previous year.

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Other operating (income) costs	(372)	(381)	9

Other operating income and costs mainly consist of recovery of expenses from third parties and capital gains from the sale of property, plant and equipment.

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Non-recurring costs (income)	4,375	3,048	1,327

This category includes the costs arising from transactions outside ordinary business operations. For the year under review, these essentially refer to the costs borne for the acquisition of Vaclensa Ltd, the corporate reorganisation of some Group business units, costs related to the starting of the evaluation process, finalised to the sale of the Group, as well as allocations for legal costs and doubtful receivables.

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7.	FINANCIAL COSTS AND INCOME

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Financial costs (income)	4,426	5,054	(628)

This category consists of:

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Interest income	(52)	(31)	(21)
Interest expense	2,835	2,997	(162)
Other financial costs (income)	2,023	1,693	330
Costs (income) on exchange rates	(380)	395	(775)

In detail:
- the item Interest income includes interests related to the remuneration of bank deposits of 22 euro (2015: 20 euro) and other interests of 30 euro (2015: 11 euro).
- interest expense relates to short-term and medium/long-term loans, for a total of 2,835 euro, while in the previous year this item included 2,997 euro.
Specifically, the reduction of 162 euro for borrowing costs over the prior year is due to the net effect of minor interest paid on long-term debt (-292 euro) and the increase in interest paid for an increased use of short-term credit lines (+130 euro).
- the item Other financial costs (income) of 2,023 euro (2015: 1,693 euro) includes:

•	the costs related to the adjustment of the employee severance indemnities to IAS 19 of 94 euro (2015: 85 euro);

•
interest calculated on the discounting of the Shareholder loan, amounting to 162 euro is compared to interest calculated in the previous year and amounting to 70 euro. The increase is due to the increase of payables, incurred by reason of the acquisition of the new subsidiary Vaclensa Ltd;

•	the costs related to the bank agency fees of 100 euro (2015: 100 euro);

•	the income related to the discounting of payables for put options granted to minority partners of 95 euro (2015: 11 euro);

•
the residual value of 1,570 euro (2015: 1,449 euro) is related to financial discounts granted to customers for advance payments, costs for extension recognised to suppliers, non-utilisation bank charges and interests on lease contracts of the German branch.

- The item Costs (income) on exchange rates reflects internally gains of 1,478 euro (2015: 1,135 euro) and losses of 1,098 euro (2015: 1,530 euro).

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8.	TAXES

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Current taxes	4,326	4,417	(91)
Deferred taxes	(462)	(2,658)	2,196
Total taxes	3,864	1,759	2,105

Current taxes for the year are line with the prior year.
Deferred taxes are calculated based on the tax rate that is expected when the asset is realised or the liability is settled and mainly concerns the Italian companies. In particular, this effect on the Parent Company mainly derives from the deferred tax effect on provisions for risks and charges, from the repayment of accelerated amortisation, and from time misalignments of amortisation of goodwill. Compared to the previous year, deferred taxes in the income statement reflect income of 1.8 million euro for the recalculation of deferred taxes at a lower IRES rate (from the current rate of 27.5% to 24%), established by the 2016 Italian Stability Law (Law no. 208 of 28 December 2015), effective from the 2017 tax year.

The reconciliation of taxes calculated on the basis of the rates applied in the different countries and the actual tax charge are as follows:

31/12/2016
IRES Reconciliation/National tax Italian rate (27.5%)
Pre-tax profit/(loss) in the income statement	12,412

Theoretical taxes	3,413
Taxes for national tax differences	(317)
Taxes for non-taxable revenues and non-deductible costs	2
Change in tax rate
Total effective IRES taxes	3,098

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31/12/2016
IRAP Reconciliation/Local Income Tax Italian rate (3.9%)
Pre-tax profit/(loss) in the income statement	12,412

Theoretical taxes	484
Taxes for national tax differences	(55)
Taxes for non-deductible personnel costs	113
Taxes for non-deductible costs	224
Total effective IRAP taxes	766
TOTAL TAXES	3,864

9.	DIVIDENDS PROPOSED AND PAID

During 2015, some subsidiaries resolved and paid dividends to their parent company that, for the portion pertaining to the Group, were properly eliminated when preparing these consolidated financial statements. Note that the portion of dividends attributable to minorities amounts to 13 euro. No dividends distribution was resolved and/or no dividends were paid in 2016.

10.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are classified as follows:

	Balance as at 31/12/2016	Balance as at 31/12/2015
PROPERTY, PLANT AND EQUIPMENT:
Land	15,109	15,109
Buildings	28,432	29,915
Plant and machinery	2,190	1,565
Equipment	5,060	4,133
Other assets	2,078	1,696
Work in progress and advances	5	21
Total property, plant and equipment	52,874	52,439

Changes and amortisation for the year are summarised below by category. The item Changes in the Scope of Consolidation includes the opening balances of the new subsidiary Vaclensa Ltd.

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Land
Net carrying amount as at 31/12/2015	15,109
Net carrying amount as at 31/12/2016	15,109

The value of the land owned amounted to 5,085 euro, the value of land acquired under financial lease amounted to 5,159 euro, the residual of 4,865 euro refers to the capital gains allocated to land during the acquisition of the Group.

Buildings
Net carrying amount as at 31/12/2015	29,915
Increase	8
Reclassifications	(36)
Exchange differences	(5)
Changes in the scope of consolidation	140
Annual depreciation	(1,590)
Net carrying amount as at 31/12/2016	28,432

The value of the buildings also includes 9,579 euro attributable to capital gains arising on the occasion of the acquisition that gave rise to the current structure of the Group, taking account of the portions attributable to minorities, if any.

Plant and machinery
Net carrying amount as at 31/12/2015	1,565
Increase	423
Decrease	(28)
Reclassifications	7
Exchange differences	(31)
Changes in the scope of consolidation	750
Annual depreciation	(496)
Net carrying amount as at 31/12/2016	2,190

The item plants and machinery includes the fixed assets used in the production cycle.
Increases mainly relate to investments for the improvement and maintenance of the production capacity.

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Equipment
Net carrying amount as at 31/12/2015	4,133
Increase	1,512
Decrease	(32)
Reclassifications	47
Exchange differences	(40)
Changes in the scope of consolidation	1,046
Annual depreciation	(1,606)
Net carrying amount as at 31/12/2016	5,060

Equipment includes fixed assets that mainly refer to moulds.
Increases mostly refer to expenses for the acquisition of moulds in connection with the introduction of new models and the reconstruction of worn moulds that can no longer be used.

Other assets
Net carrying amount as at 31/12/2015	1,696
Increase	1,345
Decrease	(126)
Reclassifications	3
Exchange differences	27
Annual depreciation	(867)
Net carrying amount as at 31/12/2016	2,078

Other assets mainly refer to motor vehicles, electronic machines, office furniture.

Work in progress and advances
Net carrying amount as at 31/12/2015	21
Increase	5
Reclassifications	(21)
Net carrying amount as at 31/12/2016	5

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11.	GOODWILL: VERIFICATION OF IMPAIRMENT OF INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE

The increase in this item is related to the acquisition of 80% of equity interest in Vaclensa Ltd. No adjustments and/or revaluations emerged from the measurement of assets and liabilities at current values of the company Vaclensa (PPA: Purchases Price Allocation). The higher value paid, compared to the corresponding portion of Shareholders’ equity, was entirely allocated to Goodwill, as expression of expected future profitability of the reference geographical area.
The Vaclensa's asset and liabilities identified at the acquisition data as follows:

Euro value at acquisition data
Fixed Assets	3,182
Stock	1,876
Trade and Other Receivable	1,589
Cash & Bank	1,431
Total Assets	8,078

Trade and Other Payable	3,289
Corporation Tax	276
Current portion of M/L term finance lease	683
Deferred Taxation	157
Total Share Capital & Reserves	3,673
Total Liabilities	8,078

Net Assets Acquired	2,938
Goodwill arising from the acquisition	5,126
Total Acquisition Cost	8,064

Although there is no indication of impairment, the impairment test was carried out as required by IAS 36 in relation to the recognised goodwill, which amounted to 72,781 euro as at 31 December 2016, to ensure its recoverability through the cash flows envisaged by the business plan approved by the Board of Directors.
Goodwill is tested at the level of a single cash-generating unit, which is identified with the Group, as it is considered that, given the close interdependence of the different business units of the Group, this is the best representation of the smallest independent cash-generating unit.

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The test was carried out with the Discontinued Cash Flow (DCF) method using a final perpetual growth of 2%. The expected flows were calculated on the basis of the most recent business plan, with a time range of 5 years. These flows were discounted on the basis of a cost of capital (WACC before taxes) of 9.05%, which reflects the current market evaluations of the cost of money for Groups operating in similar business sectors, properly adjusted according to the specific risk. The adopted growth rates are based on development forecasts of the relevant industrial sector of the Group and changes in profitability are based on past experiences and on future market expectations. In particular, it is estimated that the growth rates used do not exceed the average growth for the period of the markets of reference in which the Group works, prudentially standing within the lower range of the expected growth.
The result of the impairment test showed no need for impairment, even with regard to sensitivity.

12.	INTANGIBLE ASSETS

Net intangible assets are classified as follows:

	Balance as at 31/12/2016	Balance as at 31/12/2015
INTANGIBLE ASSETS:
Development costs	5,690	5,481
Trademarks	5,555	6,368
Patents, industrial property rights and licences	724	445
Total intangible assets	11,969	12,294

Changes and amortisation for the year are summarised below by category:

Development costs
Net carrying amount as at 31/12/2015	5,481
Increase	2,607
Exchange differences	4
Annual depreciation	(2,402)
Net carrying amount as at 31/12/2016	5,690

Development costs refer to costs for designing products and components for which the existence of a potential demand justifying the deferral of costs to the financial year during which the relevant revenues will be achieved was ascertained. The costs were amortised on the basis of this criterion within a maximum period of 5 years.

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The increase mainly relates to personnel, consulting and material costs incurred for the specific design of new products.

Trademarks
Net carrying amount as at 31/12/2015	6,368
Increase	108
Reclassifications	(220)
Exchange differences	2
Annual depreciation	(703)
Net carrying amount as at 31/12/2016	5,555

The item Trademarks, in addition to the carrying amount of the related assets, includes the capital gain attributable to the trademarks at the time of acquisition that gave rise to the current structure of the Group. These capital gains are amortised in 20 years and the net carrying amount represented here is 5,442 euro, net of amortisation.
The increases for the financial year refer to costs incurred for obtaining quality and safety certifications in compliance with the regulations in force in the different countries in which the new productions were introduced.

Patents, industrial property rights and licences
Net carrying amount as at 31/12/2015	445
Increase	510
Reclassifications	220
Exchange differences	11
Annual depreciation	(462)
Net carrying amount as at 31/12/2016	724

Patents, industrial property rights and licences include the values recorded for the protection of innovative products and components as well as those related to software user licences.

13.	DEFERRED TAX ASSETS

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Deferred tax assets	3,209	3,402	(193)
Deferred tax liabilities	15,298	15,709	(411)

Deferred tax assets refer to hidden taxation calculated on temporary differences related to the provisions for obsolete inventory, bad debt provision and other provisions for risks.

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The provision for deferred tax liabilities includes the provisions made in the financial statements of the consolidated companies as well as deferred taxes calculated in order to reflect the tax effects related to the consolidation adjustments.
The tables below show the tax effect of deferred tax assets and liabilities on temporary differences reported at the end of the financial year:

Deferred tax assets	31/12/2016	31/12/2015
Warehouse	1,859	2,009
Bad debt provision	334	384
Employees post-retirement benefits	249	219
Provisions for risks and other funds	661	647
Other	106	143
Total deferred tax assets	3,209	3,402

Deferred tax liabilities	31/12/2016	31/12/2015
Property, plant and equipment	11,648	11,980
Intangible assets	3,629	3,784
Non-interest-bearing Shareholders loan	220	0
Derivatives	(24)	47
Other	(175)	(102)
Total deferred tax liabilities	15,298	15,709

14.	OTHER NON-CURRENT ASSETS

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
OTHER NON-CURRENT ASSETS:
Other non-current assets	336	322	14
Total other non-current assets	336	322	14

The item other non-current assets mainly refers to guarantee deposits, loans to employees and long-term prepaid expenses.

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15.	CASH AND CASH EQUIVALENTS

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
CASH AND CASH EQUIVALENTS
Cash	1,779	580	1,199
Bank and postal deposits	6,315	4,036	2,279
Cheques and other securities	516	486	30
Total cash and cash equivalents	8,610	5,102	3,508

The balance represents cash and cash equivalents and bank deposits at the end of the reporting period.
For a more detailed analysis, refer to the cash flow statement.

16.	TRADE RECEIVABLES

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
RECEIVABLES:
Trade receivables	43,813	37,035	6,778
Bad debt provision	(2,278)	(2,125)	(153)
Total trade receivables	41,535	34,910	6,625

Trade receivables are non-interest bearing and have an average maturity of 60-90 days. The balance is shown net of the bad debt provision of 2,278 euro (2015: 2,125 euro) and set aside to take account of doubtful trade receivables.
Changes in bad debt provision are shown in the table below:

	Balance as at 31/12/2015	Allocations	Use	Exchange differences	Balance as at 31/12/2016
Bad debt provision	2,125	385	(252)	20	2,278

As required by IFRS 7 concerning the information with regard to the credit risk, the credit positions as at 31 December 2016 and 31 December 2015 are summarised by specifying the creation of the bad debt provision and its ageing.

31/12/2016	Not past due	Past due up to 3 months	Past due from 3 to 6 months	Past due from 6 to 12 months	Past due by over 12 months	Total
Receivables individually impaired		6,198	718	479	3,489	10,884
Bad debt provision related to receivables individually impaired		(96)	(43)	(40)	(2,099)	(2,278)
Net receivables individually impaired	0	6,102	675	439	1,390	8,606

Receivables globally impaired	32,929					32,929
Global bad debt provision						0
Net receivables globally impaired	32,929	0	0	0	0	32,929

Gross trade receivables	32,929	6,198	718	479	3,489	43,813
Bad debt provision	0	(96)	(43)	(40)	(2,099)	(2,278)
Net trade receivables	32,929	6,102	675	439	1,390	41,535

31/12/2015	Not past due	Past due up to	Past due from	Past due from	Past due by over	Total
		3 months	3 to 6 months	6 to 12 months	12 months
Receivables individually impaired		5,111	1,401	1,704	2,173	10,389
Bad debt provision related to receivables individually impaired		(3)	(57)	(320)	(1,744)	(2,125)
Net receivables individually impaired	0	5,108	1,343	1,384	429	8,264

Receivables globally impaired	26,646					26,646
Global bad debt provision						0
Net receivables globally impaired	26,646	0	0	0	0	26,646

Gross trade receivables	26,646	5,111	1,401	1,704	2,173	37,035
Bad debt provision	0	(3)	(57)	(320)	(1,744)	(2,125)
Net trade receivables	26,646	5,108	1,343	1,384	429	34,910

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The breakdown by geographical area of trade receivables net of bad debt provision is specified below

	Italy	Europe	North	Far East	Rest of	Total
			America	Australia	World
Trade receivables	10,989	14,962	2,370	3,066	10,148	41,535

17.	OTHER RECEIVABLES

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
Other receivables	666	828	(162)

The balance of this item mainly refers to advances to suppliers of raw materials and components and from customers, to advances paid to INAIL.
The breakdown of these receivables by geographical area is set below:

	Italy	Europe	North	Far East	Rest of	Total
			America	Australia	world
Other receivables	447	2	6	109	102	666

18.	TAX RECEIVABLES

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
TAX RECEIVABLES:
Tax receivables for direct taxes	1,518	1,733	(215)
Other tax receivables	905	1,368	(463)
Total S/T tax receivables	2,423	3,101	(678)

Tax receivables for direct taxes represent the excess paid during the advance tax payment both by Italian companies and by some foreign companies with regard to the amount calculated at the end of the reporting period.
The company IP Cleaning S.p.A., with the subsidiary IPC Tools S.p.A., opted for the domestic tax consolidation system. The relevant economic relations as well as the reciprocal responsibilities and obligations between the consolidating company and the consolidated companies are defined in the Consolidation Regulations for the companies of the IPC Group, signed on 30 October 2006 and periodically renewed to reflect the regulatory changes.

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As at 31 December 2016, the Group claims a receivable of 0.8 million euro related to the recognition of deductibility for IRAP purposes of costs related to personnel for the years from 2007 to 2011 by the tax authorities, in compliance with Italian Law Decree 201/2011, which had also been recognised in the prior year.
The item Other Tax Receivables mainly refers to the VAT receivable of the parent company IP Cleaning S.p.A. and of the other companies of the Group. The breakdown of these receivables by geographical area is set below:

	Italy	Europe	North	Far East	Rest of	Total
			America	Australia	World
Tax receivables for direct taxes	1,113	297	0	0	108	1,518
Other tax receivables	828	0	0	0	76	905

19.	INVENTORIES

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
WAREHOUSE:
Gross value of raw materials and consumables	15,467	14,862	605
Provision for obsolete raw materials and consumables	(2,073)	(2,093)	20
Raw materials	13,394	12,769	625
Gross value of semi-finished products	4,729	4,413	316
Provision for obsolete semi-finished goods	(219)	(204)	(15)
Work in progress and semi-finished goods	4,510	4,209	301
Gross value of finished products	21,258	18,142	3,116
Provision for obsolete finished goods	(1,494)	(1,382)	(112)
Finished goods and goods for resale	19,764	16,760	3,004

TOTAL GROSS WAREHOUSE	41,454	37,417	4,037
TOTAL PROVISION FOR INVENTORY OBSOLESCENCE	(3,786)	(3,679)	(107)
TOTAL NET WAREHOUSE	37,668	33,738	3,930

Inventories derive from the inventories in stock at the companies of the Group on 31/12/2016 and amount to 37,668 euro (2015: 33,738 euro). The balance was properly adjusted by recording a provision for inventory obsolescence of 3,786 euro (2015: 3,679 euro) in order to supposedly restore its market value.

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The change in the provision for inventory obsolescence is set below:

	Balance as at 31/12/2015	Allocations	Use	Change in the Scope of Consolidation	Exchange differences	Balance as at 31/12/2016
Provision for obsolete raw materials and consumables	2,093	180	(200)	0	0	2,073
Provision for obsolete semi-finished goods	204	15	0	0	0	219
Provision for obsolete finished goods	1,382	135	(308)	329	(44)	1,494
Total provisions	3,679	330	(508)	329	(44)	3,786

The use of the provision for inventory obsolescence is mainly due to the disposal during the financial year of obsolete materials unsold at some companies of the Group, which were written down in previous financial years.

20.	DERIVATIVES

The other financial assets include the fair value of derivatives summarised below:

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
CURRENT FINANCIAL ASSETS:
Total current financial assets	0	0	0

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
CURRENT FINANCIAL LIABILITIES:
Derivatives hedging exchange rate risk	218	223	(5)
Total current financial liabilities	218	223	(5)

Derivatives hedging exchange rate risk include the fair value of forward contracts (forward sales of dollars) for exchange rate hedging signed during the year but not yet expired.

To increase the consistency and comparability of fair value measurements, the International Accounting Standard Board (IASB) published IFRS 13 Fair Value Measurement in May 2011, which was implemented with European Union Regulation no. 1255 of 11 December 2012, effective from 1 January 2013.

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IFRS 13 establishes that the measure of fair value financial instruments must be classified based on a fair value hierarchy consisting of three levels (paras. 76-90) that reflects the significance of the input used in the measurements. Based on said standard, the fair value levels are as follows:
Level 1: measurement input of the instrument consists of listed prices for identical instruments in active markets, which could accessible at the measurement date;
Level 2: measurement inputs other than Level 1 inputs, which are directly or indirectly observable on the market;
Level 3: measurement inputs not based on observable market data.
As indicated in the regulation, the hierarchy of the approaches adopted for determining the fair value of financial instruments (securities, UCITs, bonds, bond loans and derivatives) gives absolute priority to office prices available on active markets for assets and liabilities to be measured, and lacking that, valuation of assets and liabilities based on meaningful list prices, or in reference to similar assets and liabilities. Finally, valuation techniques based on non-observable inputs, and hence, highly subjective, may be used.

Assets and liabilities measured at fair value on a recurring basis: apportionment based on fair value levels

The following table shows the assets and liabilities at fair value as at 31 December 2016, by fair value measurement hierarchy level.

	Notes	Carrying Amount	Fair Value: Level 1 2 3 Total
Financial assets not measured at fair value Cash and cash equivalents (*) Trade receivables (*)	15 16	8,610 41,535	- - - - - - - -
Fair value financial liabilities Derivatives hedging exchange rate risk	20	218	- 218 - 218
Financial liabilities not measured at fair value Loans (*) Other non-current liabilities (*) Trade and other payables (*)	24 26 28	65,289 5,881 38,908	- - - - - - - - - - - -

(*) Amounts refer to short-term financial assets and liabilities whose carrying amount is deemed a reasonable approximation of fair value, and is therefore not included.

During the financial year, there were no transfers among the different levels and the changes in Level 2 during 2016 (30 euro) were posted to equity.

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21.	OTHER CURRENT ASSETS

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
OTHER CURRENT ASSETS:
Other accrued income and prepaid expenses	608	535	73
Other current assets	253	240	13
Total other current assets	861	775	86

The item mainly refers to accrued income and prepaid expenses for insurance, operating lease rentals, maintenance.

22.	NON-CURRENT ASSETS HELD FOR SALE

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
NON-CURRENT ASSETS HELD FOR SALE	3,967	4,084	117

In order to provide the best representation of the Group's assets and as required by IFRS 5, it was decided to reclassify the value related to the buildings of the Vaiano Cremasco production site, where the production activities dedicated to the consumer market were discontinued, in a special section of the financial statements “Non-current assets held for sale”. The value disclosed is the lower of balance-sheet value and market value. In January, the sale of one of the three buildings owned by the Parent Company and located in Vaiano Cremasco was finalised for an amount slightly higher than the value used in the preparation of these financial statements.

23.	SHAREHOLDERS’ EQUITY

The share capital, fully subscribed and paid up, consists of 11,762,428 shares 1.00 euro each, including 11,713,404 class A) shares and 49,024 class B) shares.

Cash-flow hedge reserve
This reserve includes the fair value at the end of the financial year of derivatives designated to hedge the risk of fluctuations in interest rates on the existing bank loan and the risk of fluctuations of the Euro/USD exchange rate. This reserve is supported net of tax effects.

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Actuarial gains and losses reserve
This reserve includes the actuarial gains and losses relating to employees post-retirement benefits. This reserve is supported net of tax effects.

Discounting of shareholder loan
This item includes the following:
- the discounted value of the 8-year non-interest-bearing loan that Ambienta SGR granted to the Parent Company at the closing in July 2014, in order to strengthen the equity structure. As required by IAS 39, the discounted value is calculated over the residual duration of the loan, equivalent to 7 years, at the Euribor 3-month rate plus a spread.
- the discounted value of the increase of the Shareholder non-interest bearing loan made for the acquisition of Vaclensa Ltd. As required by IAS 39, the discounted value is calculated over the residual duration of the loan, equivalent to 6 years, at the Euribor 3-month rate plus a spread.

Translation reserve
This reserve consists of exchange differences deriving from the translation of financial statements of foreign subsidiaries with functional currencies other than the Euro, as well as from the fluctuation of the allocation of the capital gains of the acquisition attributable to these companies always due to the change in exchange rates.
The change in the Group shareholders' equity and in minority interests is shown in the special section of the Financial Statements.

24.	BANK PAYABLES, LOANS AND BORROWINGS

Exposure to banks and lease payables are summarised in the following tables:

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
NON-CURRENT FINANCIAL LIABILITIES:
M/L-term portion of bank loans	65,052	69,552	(4,500)
M/L-term portion of leases	237	0	237
Non-current portion of loans	65,289	69,552	(4,263)

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	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
CURRENT FINANCIAL DEBTS:
Overdrafts	850	1,297	(447)
Accrued interest	96	67	29
Other bank payables	9,236	5,574	3,662
Current bank payables	10,182	6,938	3,244

Current portion of financial leases	314	0	314
Current portion of bank loans	4,500	4,000	500
Current portion of loans	4,814	4,000	814
Total current financial debt	14,996	10,938	4,058

Senior bank loan

Payables for bank loans include the portions relating to the “Senior” loan granted by a group of leading Banks. This loan, originally taken out in February 2006, was renegotiated in 2007 in order to include, in the financed amount, the original bridge facilities granted for the repayment of the vendor loan at the time of exit from the shareholding structure of the former partner Interpump Group S.p.A., for the acquisition of Foma Norge AS, as well as for financing the early redemption of the original Mezzanine loan. The final signing of the Amended and Restated Senior Agreement took place on 18 April 2007. During 2011, the Group signed with the Lending Banks an agreement amending the Senior facility agreement that envisaged the restructuring of the remaining instalments of the redemption plan albeit preserving the original maturity and the subsequent redefinition of the financial covenants reflected in the agreement, in order to make the debt structure more consistent with the current economic and financial conditions of IPC.
On 2 July 2014, together with the signing of the closing of the share purchase agreement, the Group signed with the Lending Banks an agreement amending the Senior facility agreement, with the restructuring of the remaining instalments of the redemption plan and the redefinition of the financial covenants, remedying at the same time the contractual breaches that had occurred. This renegotiation with the Syndicate banks passed through the start and completion of the procedure pursuant to Art. 67 paragraph 3 let. (d), which envisaged the asseveration of a Business Plan by the Board of Directors.

The debt as at 31 December 2016 is secured by guarantees granted by the Parent Company by means of:
- recognition of pledge on treasury shares and on shares held related to the subsidiaries IPC Tools S.p.A., Interclean Assistance S.A. by 93.33%, and Foma Norge S.A. by 99.9%;
- recognition of pledge on own current accounts;
- recognition of special lien on own property, plant and equipment;

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- recognition of pledge on own intellectual property;
- recognition of a mortgage on the buildings owned by the Parent Company.

The Senior loan is subject to compliance with the following financial covenants on consolidated figures every quarter:
- EBITDA / total net interest expense
- Net financial position / EBITDA
- Expenses for fixed assets
At the end of the year under review, the Group was fully compliant with the contractual objectives.

The senior debt maturities are show below, as provided by the last amendment to the contract of July 2014:

Maturity within:
1 year	4,500
2 years	7,500
3 years	9,998
4 years	3,500
5 years	44,054
beyond 5 years
Payables for Senior bank loan	69,552

As described in the events after the end of the reporting period, a purchase and sale contract with an important industrial group (see Note 34) was signed in February 2017. The facility agreement envisaged the full redemption of the loan upon the final transfer of ownership to the Group.

Financial lease payables
The balance for financial lease payables are referred to the “Hire Purchase” of the newly acquired company Vaclensa Ltd, which acquires vehicles under financial lease.

Here below are described the maturity terms for the payments to the lease company.
Maturity within:

1 year	314
2 years	201
3 years	36
Financial lease payables	551

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Current bank payables
The balance of current bank payables includes the exposure to banks basically due to advances subject to collection, overdrafts and export advances.

25.	EMPLOYEES POST-RETIREMENT BENEFITS

The following table shows the change in employee severance indemnities in the financial year under review:

	Balance as at 31/12/2015	Allocations	Discounting	Decrease	Balance as at 31/12/2016
Defined-benefit plans (employee severance indemnities)	4,918	50	392	(496)	4,864

For the purposes of calculating the financial statement items related to employee severance indemnities, the Company used an independent actuary who determined its value referring to Italian Law no. 296 of 27 December 2006, by the calculation indications provided by the National Association of Actuaries and by the Italian Accounting Body (OIC, Organismo Italiano di Contabilità) as well as on the basis of the following main assumptions:
- annual probability of removal for death: ISTAT tables M2015 and F2015 issued were used;
- other causes of removal were obtained through appropriate equalisations of the historical data of the assessed companies;
- annual probability of request of advances on employee termination indemnities: assumed to be equal to 3.01%, based on historical data;
- the maximum age for retirement takes due account of the latest laws;
- annual interest rate: weighted for each company of the Group on the basis of the residual duration of the provision, assuming an average fixed annual rate of the Group of 1.31%.
- annual rate of inflation: a rate of 1.5% was used.
The actuarial losses for the period were recognised in equity net of related tax effects, whereas the values related to the discounting of the payable (of 94 euro) were recognised in profit or loss under the item Other financial costs.

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26.	OTHER NON-CURRENT LIABILITIES

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
OTHER NON-CURRENT LIABILITIES:
Other non-current liabilities	5,881	2,315	3,566
Total other non-current liabilities	5,881	2,315	3,566

This item consists of the 8-year non-interest-bearing loan that Ambienta SGR granted to the Parent Company at the closing in July 2014, in order to strengthen the equity structure. This loan was increased by 4,064 euro during the current year, finalised to the acquisition of Vaclensa Ltd. Both loans were discounted, as required by the IAS 39 standard, at the Euribor 3-month rate plus a spread.

27.	PROVISIONS FOR RISKS AND OTHER NON-CURRENT FUNDS

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
PROVISIONS FOR RISKS AND OTHER NON-CURRENT FUNDS
Provision for agents’ leaving indemnities	367	486	(119)
Product guarantee fund	356	561	(205)
Other provisions for risks	1,529	1,247	282
Total provisions for risks and other non-current funds	2,252	2,294	(42)

The provision for agents’ leaving indemnities includes provisions, made by the Italian companies of the Group, against future payables with regard to sales agents for retirement pensions.
A reasonable estimate of the costs is set aside in the product guarantee fund against potential risks for replacement or repairs under guarantee in relation to the sales made in the period of reference.
The increase reported in Other provisions is due to some allocations on legal disputes and the allocation of amounts possibly payable to employees in the event of the finalisation of the shares of the Parent Company IPCleaning Spa.

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The change during the year is shown below:

	Balance as at 31/12/2015	Increase	Decrease	Reclassifications	Balance as at 31/12/2016
PROVISIONS FOR RISKS AND OTHER NON-CURRENT FUNDS
Provision for agents’ leaving indemnities	486	30	(149)	0	367
Product guarantee fund	561	0	(205)	0	356
Other provisions for risks	1,247	982	(480)	(220)	1,529
Total provisions for risks and other non-current funds	2,294	1,012	(834)	(220)	2,252

28.	TRADE AND OTHER PAYABLES

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
TRADE AND OTHER PAYABLES:
Trade payables for goods and services	30,205	25,980	4,225
Payables for put options	158	63	95
Other short-term payables	8,545	7,448	1,097
Total trade and other payables	38,908	33,491	5,417

Trade payables do not bear interest and are usually settled from 90 to 120 days.
Payables for put options refer to the evaluation of the options granted to a minority partner on the basis of the last forecasts available at the end of the financial year.

The breakdown of payables by geographical area is set below:

	Italy	Europe	North	Far East	Rest of	Total
			America	Australia	World
Trade and other payables	30,243	5,738	703	370	1,853	38,908

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29.	CURRENT TAX PAYABLES

Tax payables include both amounts due to tax authorities for taxes withheld on employees and current tax payables of the companies of the Group. They are broken down as follows:

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
CURRENT TAX PAYABLES:
Inland Revenue IRES (Corporate Income Tax) account	513	941	(428)
Inland Revenue IRAP (Regional Business Tax) account	54	0	54
Inland Revenue VAT account	1,704	986	718
Inland Revenue IRPEF (personal income tax) account withholding agent	1,054	1,282	(228)
Inland Revenue other taxes and duties to be paid	182	159	23
Current tax payables	3,507	3,368	139

30.	OTHER CURRENT LIABILITIES

	Balance as at 31/12/2016	Balance as at 31/12/2015	Changes
OTHER CURRENT LIABILITIES:
Accrued expenses and deferred income	1,432	94	1,338
Total other non-current liabilities	1,432	94	1,338

The increase reported in the item is attributable to the new subsidiary Vaclensa Ltd.

31.	OTHER INFORMATION: COMMITMENTS AND RISKS, NUMBER OF EMPLOYEES

Guarantees obtained

	31/12/2016	31/12/2015
Sureties obtained	85	128
Total	85	128

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Sureties refer, in the amount of 85 euro, to guarantees granted by a primary Italian Bank for the lease contract of the site, where the American branch operates. The deviation, compared to the previous year, refers to the closure of guarantees for the supply of utilities.

Number of employees
The number of employees at the end of the reporting period is set below:

By category	2016	2015	Changes
Executives	26	24	2
Middle managers	68	51	17
Employees	473	389	84
Blue collar workers	512	487	25
Peak Value	1,079	951	128

By business area	2016	2015	Changes
Production - Direct	350	350	0
Production - Indirect	169	144	25
Sales	407	306	101
Administration	81	75	6
General	37	42	(5)
R&D	35	34	1
Peak Value	1,079	951	128

The increase is mostly due to the new affiliated company Vaclensa.

32.	RELATED PARTY DISCLOSURES

Transactions with related parties, including business and financial intra-group transactions, are part of the Group companies’ normal business operations (for further information on the Group companies, reference is made to page 32), they cannot be classified as atypical or unusual, and are regulated at market conditions given the characteristics of the goods and services rendered. In particular, in addition to the existing normal purchase and sale transactions of accessory products and spare parts among Group companies, loan and cash pooling transactions in order to optimise the financial flows, the only other activities in this area consist in the lease contracts of sheds belonging to subsidiaries to minority partners in the subsidiary Interclean Assistance ICA S.A. (341 euro) and in the subsidiary Vaclensa Ltd (52 euro).

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33.	FINANCIAL RISK MANAGEMENT
Main financial risks of the Group and their management policies
The Group’s operations are exposed to various financial risks: exchange rate risk, interest rate risk, credit risk, liquidity risk, price risk and cash flow risk.
The aim of the Group, within the unpredictability of financial markets, is to minimise any negative impact on the Group's financial performance, also by means of derivatives to hedge the exposure to the exchange rate risk and interest rate risk.
The Group does not hold derivatives for speculative purposes, in line with the policy approved by the Board of Directors of the Parent Company.

Interest rate risk
The Group's exposure to the risk of changes in market rates is mainly related to medium/long-term credit lines disbursed with variable interest rates.
The Group's policy is to eliminate, partially or otherwise, the risk of undesired fluctuations in financial costs by transforming these flows from variable to fixed.
The effects of a hypothetical and instantaneous increase of 10 basis points in interest rates would imply for the Group higher financial costs for 0.1 million euro. It can be reasonably assumed that an equivalent decrease may produce the same effect but of opposite sign.

Exchange rate risk
The Group operates internationally and is exposed to the exchange rate risk that mainly derives from exposure to the US dollar, the Norwegian krone, the Brazilian real, and the Indian rupee. Exchange rate risks are generated by forecasts of future business transactions and by the recognition of assets and liabilities. To manage this risk, the Group uses forward sale contracts in foreign currency with counterparts chosen from major financial institutions with high ratings. The Group adopted a hedging policy of business transactions in foreign currency by identifying the most effective tools for achieving the set goals, and the responsibilities, tasks and related system of proxies were assigned.
The policy identified the hedging objectives of exchange rate risk, which are to protect the competitive position and support the economic result shown in the budget statements approved by the Group’s management bodies, by completely neutralising this risk for partial or total amounts of the underlyings.

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At the date of this report, the effects on the results of a hypothetical and instantaneous change of +/- 5% in the exchange rates of the reference currencies (which are basically USD, NOK, BRL, INR and GBP, in that the others are marginal for the purposes of this evaluation) would have the following effects on EBITDA and on Operating cash flow, net of hedges:

Euro
EUR/USD	99
EUR/NOK	166
EUR/BRL	74
EUR/INR	48
EUR/GBP	76

Credit risk
Historically, the Group has not suffered significant credit losses. The Group’s policy is to assess the credit class of customers who ask for delayed payment terms, by granting them only to known and reliable customers. Payment in advance or the issuing of a letter of credit is required from new customers who passed the first economic and financial analysis.
Moreover, the balance of receivables is monitored during the financial year. Significant positions for which a condition of partial or total non-collectability is objectively indicated are subject to write-down. The amount of the write-down takes into account the recoverable amounts and the related collection date and collection charges and expenses. Provisions are made on a collective basis for receivables that are not subject to individual write-down. The maximum exposure to risk is indicated in Note 16 of the Explanatory Notes. There are no significant concentrations of credit risk within the Group, also taking into account that important customers are characterised by high receivables turnover.

Liquidity risk
The Group controls liquidity risk by using a number of processes aimed at optimising resources in order to maintain a balance between funding and flexibility through the use of overdrafts, loans and financial leases, if necessary.

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The processes in place consist in:

•	maintaining an adequate level of cash on hand

•	using tools for planning and investing (cash pooling) in relation to business processes

•	diversifying the banks with which the Group operates

•	obtaining adequate credit lines

•	monitoring the conditions

Price risk
The Group is subject to the risk of fluctuations in the price of raw materials, in particular, plastics and metals. The Group’s policy is to hedge the risk, where possible, through agreements with suppliers or with storage policies in the lowest points of the cycle of price fluctuations. Moreover, the Companies of the Group review the product sales prices on a regular basis, trying as much as possible to transfer to customers the portion of the increase in purchase costs not absorbed by improved internal efficiencies and productivity.
The profitability results obtained over the last few years confirm the Group's capacity to maintain such a risk factor at low levels.

% Margins	2013	2014	2015	2016

IPC Group	50.2%	50.2%	50.1%	50.7%

34.	EVENTS AFTER THE END OF THE REPORTING PERIOD
The sales process, started by the current Shareholders of the Group in the second half of last year, is coming to a positive conclusion in these last weeks with the transfer of ownership to an important industrial group. In particular, on 22 February 2017, a purchase and sale contract was signed with Tennant Co., one of the main world leaders in the professional cleaning sector. The object matter of this agreement was the entire equity interest of the Parent Company IPCleaning Spa. After some conditions precedent have been met, including, but not limited to, the reimbursement of the Senior loan and the Shareholder loan, and after the Antitrust Authority has concluded its assessments, the agreement is expected to be fully effective in the second quarter of 2017.

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Moreover, in January, the sale of one of the three buildings owned by the Parent Company and located in Vaiano Cremasco was concluded for an amount slightly higher than the estimate used for the preparation of these Financial Statements.
The results of the Group in the first two months of the year show a positive trend, especially related to sales on an homogeneous basis, net of the contribution of Vaclensa Ltd, they highlight a growth of almost eight percentage points (13.6%, taking into account the sales of the UK branch), showing an overall improvement in all geographical macro areas.
After the financial year was closed, there were no significant events that would render the current financial situation substantially different from that of the balance sheet as at 31 December 2016 or that would require adjustments or additions to the financial statements.

Milan, 20 March 2017

For the Board of Directors
Mr. Federico De Angelis

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Independent Auditors’ Report
The Board of Directors
IPC Cleaning S.p.A.
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of IPC Cleaning S.p.A. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated income statement, statement of comprehensive income, cash flow statement and statement of changes in consolidated group shareholders’ equity for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by EU; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America and International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IPC Cleaning S.p.A. and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by EU.
/s/ KPMG S.p.A.
Padua, Italy
March 29, 2017